Exhibit 23.2

NETHERLAND, SEWELL & ASSOCIATES, INC.

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Black Stone Minerals, L.P. (the “Registration Statement”) of the name Netherland, Sewell & Associates, Inc., the references to our report of Black Stone Minerals, L.P.’s proved oil and natural gas reserves estimates and future net revenue as of December 31, 2018, and our corresponding report letter, dated January 17, 2019. We also consent to all references to us contained in or incorporated by reference in such Registration Statement, including in the prospectus under the heading “Experts.”

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Richard B. Talley, Jr.
Richard B. Talley, Jr., P.E.
Senior Vice President

Houston, Texas

November 1, 2019

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